Exhibit 99.1

Foresight Energy LP Announces New Board Member

ST. LOUIS, Missouri—(BUSINESS WIRE)—September 15, 2014—Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, is pleased to announce the appointment of Daniel S. Hermann as a new independent member of the Board of Directors of its general partner.  Mr. Hermann will also serve as Chairman of the Audit Committee.

Mr. Hermann is currently Chief Executive Officer of AmeriQual Group, LLC, a food packaging company and leading supplier of field rations to the Department of Defense. Prior to joining AmeriQual, he spent 23 years with Black Beauty Coal Company where he held various titles, including President and Chief Executive Officer as well as Chief Financial Officer.  During his tenure at Black Beauty, he was part of a successful team that grew the Company to the largest coal producer in the Illinois Basin.  In 2003, Black Beauty was acquired by Peabody Energy and Dan spent the next two years as Group Executive for Peabody’s Midwest Division.

“We are pleased to have Dan join Foresight Energy’s Board of Directors,” said Michael Beyer, President and Chief Executive Officer, “His operational and financial experience in the coal industry as well as his knowledge of the Illinois Basin will complement the skills and expertise of the Board of Directors and the executive management team of Foresight.”

Mr. Hermann is currently on the Board of Directors of Deaconess Health Systems and serves as a member of the Audit and Compensation Committees.  He also serves as a Director of Fifth Third Bank Southern Indiana.

He holds a Bachelor of Science degree from Indiana State University in Evansville and is a Certified Public Accountant.

About Foresight Energy LP

Foresight Energy LP is a leading coal producer in the Illinois Basin region of the United States with over three billion tons of coal reserves currently supporting four mining complexes. Our logistics give each of these mining complexes multiple modes of transportation to reach the end-users of our coal, including rail, barge and truck. We serve both the domestic and international markets.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the federal securities laws. These statements contain words such as "possible," "intend," "will," "if" and "expect" and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting the business of Foresight Energy LP, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of Foresight Energy LP. Foresight Energy LP undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Foresight Energy LP becomes aware of, after the date hereof.

Contact

Kurt R. Bruenning
Vice President, Finance & Treasury
(314) 932-6152
investor.relations@foresight.com